Exhibit 99.2

Fortress Value Acquisition Corp. V Announces Closing of

$250,000,000 Initial Public Offering

NEW YORK, NY, February 27, 2026 – Fortress Value Acquisition Corp. V (the “Company”), a blank check company sponsored by an affiliate of Fortress Investment Group LLC and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 25,000,000 Class A ordinary shares. The offering was priced at $10.00 per share, resulting in gross proceeds of $250,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Class A ordinary shares began trading on the Nasdaq Global Market under the ticker symbol “FVAV” on February 26, 2026.

Deutsche Bank Securities Inc. is serving as the sole underwriter for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,750,000 Class A ordinary shares to cover over-allotments, if any. The offering was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 1 Columbus Circle, New York, New York 10019, telephone: 800-503-4611 or email: prospectus.cpdg@db.com.

A registration statement relating to the securities became effective on February 25, 2026, in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Mark Lane

Managing Director, Corporate Communications

Fortress Investment Group LLC

212 479 5298